EXHIBIT 3.6

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES CC CONVERTIBLE PREFERRED STOCK
                                       OF
                              VALUESTAR CORPORATION


         VALUESTAR CORPORATION, a corporation organized and existing under the Colorado Business Corporation Act (the "Corporation"), in accordance with Colo. Rev. Stat. Section 7-106-102,

         HEREBY CERTIFIES:

1.       The name of the Corporation is:  Valuestar Corporation.

2. The text of the amendment determining the designations, preferences, limitations, and relative rights of the class or series of shares is as set forth on Exhibit "A", attached hereto and by this reference incorporated herein.

3.       This amendment was adopted on January 4, 2001.

4. This amendment was duly adopted by the Board of Directors of the Corporation.

         The undersigned does hereby confirm, under penalties of perjury, that the foregoing Certificate of Designation of Valuestar Corporation constitutes the act and deed of the Corporation, and that the facts stated herein are true.

         Executed at Oakland, California on January 4, 2001.


                                           /s/ James Stein
                                           ------------------------------------
                                           James Stein, Chief Executive Officer


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                                   Exhibit "A"

         RESOLVED, that pursuant to the authority granted to the Board of Directors by Article THIRD, Paragraph I of the Articles of Incorporation of the Corporation, as amended (the "Articles"), there is hereby created, and the Corporation be, and it hereby is, authorized to issue Five Hundred Thousand (500,000) shares of a series of convertible preferred stock, designated "SERIES CC CONVERTIBLE PREFERRED STOCK," which Series CC Convertible Preferred Stock (also referred to herein as "Series CC Stock" or "Series CC Preferred Stock") shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

          A.      DIVIDENDS.

                  1. Generally. Subject to the preferential dividend rights of the holders of the Corporation's Series A Convertible Preferred Stock ("Series A Stock"), and Series B Convertible Preferred Stock ("Series B Stock") but on a pari passu basis with the Series C Convertible Preferred Stock ("Series C Stock"), each holder of outstanding shares of Series CC Stock shall be entitled to receive, when and if declared by the Board of Directors and out of any funds legally available therefor, cumulative dividends at the annual rate of $3.60 per share (the "Series CC Preferential Dividend"), and in preference to any declaration or payment (payable other than in Common Stock) of dividends with respect to the Common Stock. No cash dividends shall be declared and paid on the Common Stock or any other equity of the Company except the Series A Stock and Series B Stock as contemplated above unless a like cash dividend amount has been paid to the Series CC Stock on an as converted basis.

                  2. Payment Other Than Cash. If the Corporation shall declare a distribution payable in securities of persons other than the Corporation, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of Series CC Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Series CC Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series CC Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation who are entitled to receive such distribution.

                  3. Dividend Adjustment. The Series CC Preferential Dividend shall be appropriately adjusted for any stock splits, dividends, combinations, recapitalizations and the like ("Appropriately Adjusted").

         B.       PREFERENCE ON LIQUIDATION.

                  1. Series CC Preference. Except upon a "Series CC Qualified Liquidation Event" (as hereinafter defined), in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment of the preferential price is made in respect of the shares of Series A Stock (the "Series A Preference Price"), the holders of the outstanding shares of Series CC Stock shall be entitled, on a pari passu basis with the Series B Stock, to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus funds or earnings, and before any payment is made in respect of the shares of Series C Stock or the shares of Common Stock, in an amount equal to $45.00 per share (Appropriately Adjusted), together with an amount equal to eight percent (8%) of such $45.00 at the rate of 8% for each year (or fraction thereof) after the date of the issuance of each such share of Series CC Stock, less the amount, if any, of any cash dividends actually paid to the Series CC Stock through the date of liquidation (but not less than zero) (the "Series CC Preference Price").

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                  2.  Partial  Payment.  Each  share of  Series B Stock and each share of Series CC Stock shall rank on parity with each other share of Series B Stock and Series CC Stock with regard to distributions on the liquidation, dissolution or winding up of the Corporation, and no amount shall be paid or set apart for payment on the shares of the Series B Stock or the shares of Series CC Stock unless at the same time amounts in like proportion to the respective Preference Prices of the Series CC Stock or Series B Stock, as the case may be, then outstanding shall be paid or set apart. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series B Stock and Series CC Stock their full respective Preference Prices, then all of the assets of the Corporation legally available for distribution to the holders of equity securities shall be distributed ratably to the holders of the Series B Stock and Series CC Stock in proportion to the respective amounts which would be payable on the shares held by them if the respective Preference Prices were paid in full.

                  3. Certain Transactions. The following shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section B with respect to the Series CC : (A) a sale of all or substantially all of the Corporation's assets; or (B) a consolidation, merger or reorganization of the Corporation with or into any other corporation or corporations if the Corporation's shareholders do not control a majority of the outstanding voting securities of such consolidated, merged or reorganized corporation(s). The Corporation shall provide written notice of each of the above transactions to each holder of Series CC Stock at least ten (10) days prior to such transaction in accordance with Section D.14 (below).

                  4. Liquidation Adjustment. The Series CC Preference Price shall be Appropriately Adjusted.

         C.       VOTING.

                  1. Generally. Except as otherwise required by law or expressly provided herein, each share of Series CC Preferred Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the shareholders of the Corporation in the same class and together with the holders of Common Stock and shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series CC Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series A Stock, Series B Stock, Series C Stock, Series CC Stock and Common Stock shall vote together and not as separate classes.

                  2. Special Voting for the Election of Directors. The Board of Directors shall be elected as follows:

                           (i)  So  long  as  at  least  One  Hundred   Thousand
(100,000) shares of Series A Stock are issued and outstanding (Appropriately Adjusted), the holders of Series A Stock shall be entitled, voting as a separate class, to elect one (1) and only one (1) member to the Corporationss.s Board of Directors;

                           (ii)  So  long  as  at  least  Two  Hundred  Thousand
(200,000) shares of Series B Stock are issued and outstanding (Appropriately Adjusted), the holders of Series B Stock shall be entitled, voting as a separate class, to elect two (2) and only two (2) members to the Corporation's Board of Directors;

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

                           (iii)  So  long  as at  least  Two  Hundred  Thousand
(200,000) shares of Series C Stock are issued and outstanding (Appropriately Adjusted), the holders of Series C Stock shall be entitled, voting as a separate class, to elect one (1) and only one (1) member to the Corporationss.s Board of Directors;

                           (iv)  So  long  as  at  least  One  Hundred  Thousand
(100,000) shares of Series CC Stock are issued and outstanding (Appropriately Adjusted), the holders of Series CC Stock shall be entitled, voting as a separate class, to elect one (1) and only one (1) member to the Corporationss.s Board of Directors;

                           (v) The remaining  authorized members of the Board of
Directors not entitled to be elected by any series of Preferred Stock then outstanding from time to time shall be elected by the holders of Common Stock.

                  3. Removals or Resignations. Any vacancy created on the Corporation's Board of Directors shall be filled by a successor Director who shall be elected in a manner by which his or her predecessor was elected as provided above. Any Director who has been elected to the Corporation's Board of Directors as provided above may be removed during his term of office in accordance with the Business Corporation Act of the State of Colorado, and any vacancy thereby created shall be filled as provided in this subparagraph.

         D. CONVERSION. The holders of the outstanding shares of Series CC Stock shall have the following conversion rights (the "Conversion Rights"):

                  1. Right to Convert. Each share of Series CC Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for the Corporation's shares into that number of shares of Common Stock which is equal to the quotient obtained by dividing the Series CC Preference Price then in effect for each share of Series CC Stock by the Series CC Conversion Price (as such term is hereinafter defined) in effect immediately prior to the time of such conversion. The initial price at which shares of Common Stock shall be deliverable upon conversion of shares of Series CC Stock shall be $0.75 (as adjusted from time to time as herein provided, the "Series CC Conversion Price").

                  2. Mechanics of Conversion. Each holder of outstanding shares of Series CC Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Corporation's shares and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series CC Stock being converted. Thereupon, the Corporation shall issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay all declared but unpaid dividends on the shares being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  3.  Adjustment  for  Stock  Splits  and  Combinations.  If the
Corporation at any time or from time to time after the date that this Certificate of Designation was filed with the Colorado Secretary of State (the "Filing Date") effects a division of the outstanding shares of Common Stock, the Series CC Conversion Price shall be proportionately decreased and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the Series CC Conversion Price shall be proportionately increased. Any adjustment under this Section D.3 shall be effective on the close of business on the date such division or combination becomes effective.

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

                  4. Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event the Series CC Conversion Price shall be decreased, as of the time of such payment or, in the event a record date is fixed, as of the close of business on such record date, by multiplying the Series CC Conversion Price by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date and (ii) the denominator of which shall be (A) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, the Series CC Conversion Price shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed and thereafter the Series CC Conversion Price shall be decreased pursuant to this Section 4 as of the date or dates of actual payment of such dividend or distribution.

                  5. Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date pays, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of the Corporation other than shares of Common Stock or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event provision shall be made so that the holders of outstanding shares of Series CC Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their respective shares of Series CC Stock been converted into shares of Common Stock on the date of such event and had such holders thereafter, from the date of such event to and including the actual date of conversion of their shares, retained such securities, subject to all other adjustments called for during such period under this Section D with respect to the rights of the holders of the outstanding shares of Series CC Stock.

                  6. Adjustment for Reclassification, Exchange and Substitution.
If, at any time or from time to time after the Filing Date, the number of shares of Common Stock issuable upon conversion of the shares of Series CC Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section D or Section B of this Certificate of Designation), then in any such event each holder of outstanding shares of Series CC Stock shall have the right thereafter to convert such shares of Series CC Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which such shares of Series CC Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                  7. Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Section D or Section B of this Certificate of Designation) or,

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other than a Series CC Qualified Liquidation Event, a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made so that the holders of outstanding shares of Series CC Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series CC Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section D with respect to the rights of the holders of the outstanding shares of Series CC Stock after the capital reorganization, merger, consolidation, or sale to the end that the provisions of this Section D (including adjustment of the Series CC Conversion Price and the number of shares into which the shares of Series CC Stock may be converted) shall be applicable after that event and be as nearly equivalent to such Conversion Prices and number of shares as may be practicable.

                  8.       Sale of Shares Below Conversion Price.

                           (i) If,  at any time or from  time to time  after the
Filing Date, the Corporation issues or sells, or is deemed by the express provisions of this Section 8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined) for an Effective Price (as hereinafter defined) less than the then current Series CC Conversion Price, other than (A) as a dividend or other distribution on any class of stock as provided in Section D.4 above or (B) upon a division or combination of shares of Common Stock as provided in Section D.3 above, then, in any such event, the Series CC Conversion Price shall be reduced, as of the close of business on the date of such issuance or sale, to an amount determined by multiplying the Series CC Conversion Price by a fraction (A) the numerator of which shall be (x) the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such issuance or sale, plus (y) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold would purchase at such Series CC Conversion Price and (B) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance or sale after giving effect to such issuance or sale of Additional Shares of Common Stock. For the purpose of the calculation described in this Section 8, the number of shares of Common Stock outstanding shall include, in addition to the number of shares of Common Stock actually outstanding, (A) the number of shares of Common Stock into which the then outstanding shares of Series A Stock, Series B Stock, Series C Stock and Series CC Stock could be converted if fully converted on the day immediately preceding the issuance or sale or deemed issuance or sale of Additional Shares of Common Stock; and (B) the number of shares of Common Stock which would be obtained through the exercise or conversion of all rights, options and Convertible Securities (as hereinafter defined) outstanding on the day immediately preceding the issuance or sale or deemed issuance or sale of Additional Shares of Common Stock.

                           (ii)  For  the  purpose  of  making  any   adjustment
required under this Section 8, the consideration received by the Corporation for any issuance or sale of securities shall (A) to the extent it consists of property other than cash, be the fair value of that property as reasonably determined in good faith by a disinterested majority of the Board of Directors and (B) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be the portion of the consideration so received reasonably determined in good faith by a disinterested majority of the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

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                           (iii)  For the  purpose  of the  adjustment  required
under this Section 8, if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities") and if the Effective Price (as defined in Clause (v) below) of such Additional Shares of Common Stock is less than the then current Series CC Conversion Price, the Corporation shall be deemed to have issued, at the time of the issuance of such rights, options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration therefor an amount equal to (A) the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus (B) in the case of such rights or options, the minimum amount of consideration, if any, payable to the Corporation upon the exercise of such rights or options or, in the case of Convertible Securities, the minimum amount of consideration, if any, payable to the Corporation upon the conversion thereof. Thereafter, no further adjustment of the Series CC Conversion Price shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire or otherwise terminate without having been exercised, the Series CC Conversion Price shall thereafter be the Series CC Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and were issued or sold for the consideration actually received by the Corporation upon such exercise plus (A) the consideration, if any, actually received for the granting of all such rights or options, whether or not exercised, (B) the consideration, if any, actually received by issuing or selling the Convertible Securities actually converted and
(C) the consideration, if any, actually received on the conversion of such Convertible Securities. However, if any such rights or options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Series CC Conversion Price, and any subsequent adjustments based thereon, shall upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such rights, options or the rights of conversion or exchange under such Convertible Securities.

                           (iv) For the purpose of any adjustment required under
this Section D.8, if (a) the Corporation issues or sells any rights or options for the purchase of Convertible Securities and (b) if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the Series CC Conversion Price, then in each such event the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total number of Convertible Securities covered by such rights or options (as set forth in the legal instruments setting forth the terms of such Convertible Securities) and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received for the issuance of such rights or options plus (A) the minimum amount of consideration, if any, payable upon the exercise of such rights or options and (B) the minimum amount of consideration, if any, payable upon the conversion of such Convertible Securities. No further adjustment of the Series CC Conversion Price shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of Section D.8.(iii) for the adjustment of the Series CC Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply mutatis mutandis upon the expiration of the rights, options and Convertible Securities referred to in this Clause D.8.(iv).

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                           (v)  "Additional  Shares of Common  Stock" shall mean
all shares of Common Stock issued or deemed to be issued under this Section D.8 after the Filing Date, other than (A) shares of Common Stock issued upon conversion of the shares of Series A Stock, Series B Stock, Series C Stock or Series CC Stock; (B) shares of Common Stock (or options, warrants or rights therefor) granted or issued subsequent to the Filing Date to employees, officers, directors of the Corporation or any subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board of Directors prior to the Filing Date; (C) securities issued by the Corporation representing in the aggregate five percent (5%) or less of the then outstanding shares of Common Stock, on a fully-diluted basis, to contractors, consultants, advisers to, or vendors of, the Corporation or in connection with any credit, financing or leasing agreements or similar instruments with equipment lessors or other persons providing equipment lease or other equipment financing; (D) securities issued in connection with or pursuant to the acquisition of all or any portion of another company by the Company whether by merger or any other reorganization or by the purchase of all or any portion of the assets of another company, pursuant to a plan, agreement or other arrangement approved by the Board of Directors; (E) securities issued to or in connection with an arrangement or venture with a strategic partner of the Company, provided such issuance is unanimously approved by the Board of Directors; (F) shares of Common Stock or Preferred Stock issued or issuable upon the exercise of any warrants, options or other rights that are outstanding as of the Filing Date (or issued or issuable after the reissuance of any such expired or terminated options, warrants or rights and net of any such issued shares repurchased by the Corporation); (G) the reissuance or assignment by the Corporation of any shares of Common Stock outstanding as of the Filing Date to a different person from the holder of such shares; (H) securities issued pursuant to any anti-dilution rights of the holders of Series A Stock, Series B Stock or Series C Stock or warrants to purchase securities of the Corporation that are outstanding as of the Filing Date; (I) shares of Common Stock issued in a public offering by the Corporation in which all shares of Series A Stock, Series B Stock, Series C Stock and Series CC Stock are automatically converted into shares of Common Stock; and (J) shares of Common Stock issued by way of dividend or other distribution on shares of Preferred Stock and Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A),
(B), (C), (D), (E), (F), (G), (H), [I] and this clause (J). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient obtained by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, under this Section 8 into the aggregate consideration received, or deemed to have been received for such Additional Shares of Common Stock.

                  9. Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Series CC Conversion Price, the Corporation, at its sole expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series CC Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                  10. Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all of the assets of the Corporation, or any voluntary or involuntary dissolution, liquidation or

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winding up of the  Corporation,  the  Corporation  shall mail to each  holder of shares of Series CC Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description
of  such   dividend   or   distribution;   (ii)  the  date  on  which  any  such
reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, is expected to become effective and the specific details thereof; and (iii) the date, if any, that is to be fixed as to when the holders of record of shares of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for
securities   or   other   property   deliverable   upon   such   reorganization,
reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                  11.      Automatic Conversion.

                           (i) "Series CC  Qualified  Liquidation  Event."  Each
share of Series CC Stock shall automatically be converted into shares of Common Stock based upon the Series CC Conversion Price upon (A) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of Common Stock for the account of the Corporation (other than a registration statement effected solely to implement an employee benefit plan, a transaction in which Rule 145 of the Securities and Exchange Commission is applicable or any other form or type of registration in which the shares of Common Stock issuable upon conversion of the shares of Series CC Stock cannot be included pursuant to the Securities and Exchange Commission rules or practices) which results in aggregate gross cash proceeds to the Corporation of at least $15,000,000 at a per share price equal to at least $5.00 (Appropriately Adjusted) and an aggregate value of the Corporation immediately prior to the offering of at least $150,000,000, which aggregate value shall be determined by multiplying (x) the number of outstanding shares of Common Stock of the Corporation, on a fully-diluted, as-converted basis, immediately prior to the offering, times (y) the initial per share price of the Corporation's Common Stock as offered to the public in the offering, or (B) (x) a merger or consolidation of the Corporation with or into another corporation or entity, or
(y) the sale of all or substantially all of the Corporation's properties and assets, or (z) a sale of the shares of the Corporation's Common Stock, in each circumstance in which each holder of Series CC Stock concurrently receives cash and/or marketable securities in an aggregate amount equal to at least $100.00 per share of Series CC Stock (Appropriately Adjusted) if such event occurs on or before March 31, 2002, or $150.00 per share of Series CC Stock (Appropriately Adjusted) if such event occurs after March 31, 2002, and the aggregate gross consideration received by the Corporation and/or its shareholders is at least $100,000,000 (each a "Series CC Qualified Liquidation Event").

                           (ii) "Series CC Qualified Liquidity  Milestone." Each
share of Series CC Stock shall automatically be converted into shares of Common Stock based upon the Series CC Conversion Price effective as of the first date on which the Corporation's Common Stock is qualified for listing and is trading on the NASDAQ - National Market System ("NMS") or the New York Stock Exchange ("NSYE") and the Corporation has had, for any three consecutive months (a
"Quarter"), (i) average trading volume of at least 25,000 (Appropriately Adjusted) shares per trading day, and (ii) an average daily high-bid and low-ask price, if the shares are listed and traded on the NMS, or closing price, if the shares are listed and traded on the NYSE, during such Quarter of at least $5.00 per share (Appropriately Adjusted), if such Quarter commences on or before April 1, 2002, or $7.00 per share (Appropriately Adjusted), if such Quarter commences after April 1, 2002.

                           (iii)  Upon Vote of  66-2/3%  of the Series CC Stock.
Each share of Series CC Stock shall automatically be converted into shares of Common Stock based upon the Series CC Conversion Price then applicable upon the affirmative vote or written consent of the holders of at least sixty-six and two thirds percent (66-2/3%) of the outstanding shares of Series CC Stock.

         Upon the occurrence of an event specified in this Section 11, the outstanding shares of Series CC Stock shall be converted into outstanding shares of Common Stock, whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the automatic conversion of the outstanding shares of Series CC Stock, the Corporation shall notify the holders of the outstanding shares of Series CC Stock and thereafter such holders shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the shares. Thereupon there shall be issued and delivered to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the surrendered shares of Series CC Stock of such holder were convertible on the date on which such automatic conversion occurred.

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

                  12. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series CC Stock. In lieu of any fractional share to which the holder of such shares would otherwise be entitled, the Corporation shall pay cash equal to the product of (i) such fraction multiplied by (ii) the fair market value of one share of the Common Stock on the date of conversion, as determined in good faith by a disinterested majority of the Board of Directors.

                  13. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series CC Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series CC Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series CC Stock, the Corporation shall take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  14. Notices. Any notice required by the provisions of this Section D to be given to a holder of shares of Series CC Stock shall be deemed given upon actual receipt or if receipt is refused or does not occur, then the second attempted delivery as evidenced by appropriate third-party commercial documentation (i.e., Postal Service, Federal Express, etc.).

                  15. No Dilution or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the shares of Series CC Stock against dilution (as contemplated herein) or other impairment of their rights.

                           E. NO  RE-ISSUANCE.  No share or  shares of Series CC
Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

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